EXHIBIT 99.1

Latham Group, Inc. Reports First Quarter Fiscal 2022 Financial Results

Delivers First Quarter Year-over-Year Net Sales Growth of 28.8%

Affirms Fiscal 2022 Guidance, Implying Year-over-Year Net Sales Growth of 35% to 40% and Year-over-Year

Adjusted EBITDA Growth of 32% to 46%1

Announces $100 Million Share Repurchase Program

LATHAM, N.Y. – May 12, 2022– Latham Group, Inc. (“Latham” or “the Company”) (Nasdaq: SWIM), the largest designer, manufacturer and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand, today announced financial results for the first quarter of its fiscal year 2022 ended April 2, 2022.

First Quarter Fiscal 2022 Highlights:

•	Net sales of $191.6 million, up 28.8% year-over-year
•	Net loss of $2.8 million versus net income of $8.5 million in the prior year period, representing a 1.5% net loss margin
•	Adjusted EBITDA of $48.0 million, up 43.1% year-over-year, representing a 25.0% Adjusted EBITDA margin

“Latham’s strong first quarter results reflect our focus on operational excellence and the early excitement we are seeing from both consumers and dealers as we head into the peak pool building season,” said Scott Rajeski, President and Chief Executive Officer of Latham. “During the first quarter, we continued to enhance our ability to meet the strong pool demand as we further expanded our resin supply and improved North American fiberglass production. Lead times have improved across many of our fiberglass plants and models. Additionally, we are pleased to be tracking back toward normalized, competitive lead times in all our other product categories.”

Mr. Rajeski continued, “We are confident in our ability to continue to navigate what remains a challenging operating environment. We continue to see strong interest in pools as our dealers book orders through 2022 and into 2023. We remain focused on driving dealer education, which the recent opening of our new world-class training center, will further support. Our branding and digital initiatives continue to be a key differentiator for us and are an important driver of our ability to create demand and drive future growth. We also continue to build our business for the long-term as we invest in expanding our manufacturing capacity as demand for our products grows.”

Mr. Rajeski concluded, “We are also pleased to announce today the approval of our share repurchase program. Our strong cash flow generation and balance sheet position enable us to continue to prioritize organic growth investments in the business while also providing us the flexibility to further drive shareholder value through a share repurchase program.”

First Quarter Fiscal 2022 Results

Net sales for the first quarter of fiscal 2022 increased to $191.6 million, up $42.9 million or 28.8%, from the prior year’s first quarter. The increase was primarily attributable to price increases as well as increased volume.

Gross profit for the first quarter of fiscal 2022 increased to $70.7 million, up $18.2 million or 34.7%, from the prior year’s first quarter, primarily due to an increase in net sales, which was partially offset by non-cash stock-based compensation expense of $1.2 million. Gross margin increased to 36.9%, up from 35.3% in the prior year period, driven by benefits from its pricing actions to address inflation, improved resin supply, benefits from the build of inventory, partially offset by negative fixed cost leverage due to investments to support future growth.

Selling, general, and administrative expenses (“SG&A”) increased to $45.2 million from $27.2 million in the first quarter of 2021, driven primarily by a $14.3 million increase in non-cash stock-based compensation expense to $15.7 million, as well as wages from an increase in headcount, particularly for customer-facing activities to support future business growth, and ongoing public company costs. SG&A as a percentage of net sales increased to 23.6% from 18.3%.

Net loss was $2.8 million, or ($0.02) per share compared to a net income of $8.5 million, or $0.08 per share, for the prior year’s first quarter, driven primarily by an increase in non-cash stock-based compensation expense of $15.5 million. Net loss margin was 1.5%, compared to a net income margin of 5.7% for the first quarter of fiscal 2021.

Adjusted EBITDA for the first quarter of fiscal 2022 was $48.0 million, up $14.4 million or 43.1%, from the prior year’s first quarter. Adjusted EBITDA margin increased to 25.0% from 22.5% for the prior year period.

Balance Sheet, Cash Flow and Liquidity

As of April 2, 2022, the Company had cash and cash equivalents of $18.7 million, $65.0 million undrawn on its revolving credit facility, and total debt of $324.1 million.

Net cash used in operating activities was a seasonally driven $57.5 million for the fiscal quarter ended April 2, 2022 versus $41.0 million in the prior year first quarter, primarily driven by higher receivables due to the timing of, and increase in, net sales, and an increase in inventories, which was primarily due to a strategic decision to carry more inventory in an attempt to minimize the impact of any supply chain interruptions as well as higher costs.

Capital expenditures totaled $6.7 million in the first quarter of fiscal 2022 compared to $4.6 million in the first quarter of fiscal 2021. The increase in capital spending was primarily related to fiberglass capacity expansion initiatives.

Fiscal 2022 Outlook

Latham affirms its existing net sales, adjusted EBITDA, and capital expenditures guidance for the full year fiscal 2022. The Company’s financial outlook reflects continued investments in outdoor living and the backyard and strong consumer demand for the Company’s products; ongoing continued execution of its strategic initiatives, including efforts to drive education and awareness of fiberglass led by the differentiated direct-to-consumer model; and continued successful navigation of a difficult global supply chain environment.

Metric	Low	High
Net Sales	$850 million	$880 million
Adjusted EBITDA[1]	$185 million	$205 million
Capital Expenditures	$45 million	$60 million

The Company is also providing color on its expectations for the first half of fiscal 2022 net sales. As the result of short-term supply chain challenges, unseasonable weather in April, and a fire at its Odessa, Texas fiberglass manufacturing facility, the Company is expecting the first half of full year fiscal 2022 to represent approximately 46% to 48% at the midpoint of its full year fiscal 2022 net sales.

1A reconciliation of Latham’s projected Adjusted EBITDA to net income for fiscal 2022 is not available due to uncertainty related to our future income tax expense.

Share Repurchase Program

On May 10, 2022, the Company approved a stock repurchase program (the “Repurchase Program”), which authorized the Company to repurchase up to $100 million of its shares of Common Stock over the next three years. Latham may effect these repurchases in open market transactions, privately negotiated purchases or other acquisitions. The Company is not obligated to repurchase any of its shares of its Common Stock under the Repurchase Program and the timing and amount of any repurchases will depend on market conditions, its stock price, alternative uses of capital, the terms of our debt instruments and other factors.

Conference Call Details

Latham will hold a conference call to discuss its first quarter 2022 financial results today, May 12, 2022, at 9:00 AM Eastern Time.

Participants are encouraged to pre-register for the conference call by visiting https://dpregister.com/sreg/10166308/f2715e6384. Callers who pre-register will be sent a confirmation e-mail including a conference passcode and unique PIN to gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. To ensure you are connected for the full call, please register at least 10 minutes before the start of the call.

A live audio webcast of the conference call, along with related presentation materials, will be available online at https://ir.lathampool.com/ under “Events & Presentations”.

Those without internet access or unable to pre-register may dial in by calling:
PARTICIPANT DIAL IN (TOLL FREE): 1-833-953-2435
PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5764

A replay, along with related presentation materials, will be available approximately two hours after the conclusion of the call on the Company’s investor relations website under “Events & Presentations” or by dialing 1-877-344-7529 or 1-412-317-0088. The conference ID for the replay is 1177976. The replay will be available through June 1, 2022.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has coast-to-coast operations consisting of over 2,000 employees across over 30 facilities.

Non-GAAP Financial Measures

We track our non-GAAP financial measures to monitor and manage our underlying financial performance. This news release includes the presentation of Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures that exclude the impact of certain costs, losses and gains that are required to be included in our profit and loss measures under GAAP. Although we believe these measures are useful to investors and analysts for the same reasons it is useful to management, as discussed below, these measures are neither a substitute for, nor superior to, U.S. GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. We have reconciled our historic Adjusted EBITDA to the applicable most comparable GAAP measure, net income, throughout this news release.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other companies using similar measures. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as (i) depreciation and amortization, (ii) interest expense, (iii) income tax (benefit) expense, (iv) loss on sale and disposal of property and equipment, (v) restructuring charges, (vi) stock-based compensation expense, (vii) unrealized (gains) losses on foreign currency transactions, (viii) strategic initiative costs, (ix) acquisition and integration related costs, (x) loss on extinguishment of debt, (xi) other, (xii) underwriting fees related to share offering and (xiii) IPO costs.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net income as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this news release. There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted EBITDA margin following this offering, and any such modification may be material. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed to imply that our future results will be unaffected by any such adjustments. In addition, other companies, including companies in our industry, may not calculate Adjusted EBITDA and Adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and accordingly, are not necessarily comparable to similarly entitled measures of other companies, which reduces the usefulness of Adjusted EBITDA and Adjusted EBITDA margin as tools for comparison.

Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA margin:

•	do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in our working capital needs;

•	do not reflect the interest expense, or the amounts necessary to service interest or principal payments, on our outstanding debt;

•	do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;

•	do not reflect non-cash equity compensation, which will remain a key element of our overall equity-based compensation package; and

•	do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA and Adjusted EBITDA margin, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any costs of such replacements.

Forward-looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and, in each case, their negative or other various or comparable terminology. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on our management’s current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. These risks include, but are not limited to: secular shifts in consumer demand for swimming pools and spending on outdoor living spaces; slow pace of material conversion from concrete pools to fiberglass pools in the pool industry; general economic conditions and uncertainties affecting markets in which we operate and economic volatility that could adversely impact the Company’s business, including the COVID-19 pandemic; the impact of the war between the Russian Federation and Ukraine, including the impact of sanctions imposed by Western governments; changes in access to consumer credit or increases in interest rates impacting consumers’ ability to finance their purchases of pools; the impact of weather on the Company’s business; the Company’s ability to attract new customers and retain existing customers; the Company’s ability to sustain further growth and to manage it effectively; the ability of the Company’s suppliers to continue to deliver the quantity or quality of materials sufficient to meet the Company’s needs to manufacture the Company’s products; the availability and cost of third-party transportation services for the Company’s products and raw materials; product quality issues; the Company’s ability to successfully defend litigation brought against the Company; the Company’s ability to adequately obtain, maintain, protect and enforce the Company’s intellectual property and proprietary rights and claims of intellectual property and proprietary right infringement, misappropriation or other violation by competitors and third parties; failure to hire and retain qualified employees and personnel; exposure to risks associated with international sales and operations, including foreign currency exchange rates, corruption and instability; security breaches, cyber-attacks and other interruptions to the Company’s and the Company’s third-party service providers’ technological and physical infrastructures; catastrophic events, including war, terrorism and other international conflicts, public health issues or natural catastrophes and accidents; risk of increased regulation of the Company’s operations, particularly related to environmental laws; fluctuations in our operating results; inability to compete successfully against current and future competitors; and other risks, uncertainties and factors described under the section titled “Risk Factors” in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings made with the U.S. Securities and Exchange Commission (the “SEC”) by the Company, as well as other filings that the Company will make, or has made, with the SEC. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in other filings. We expressly disclaim any obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Contact:

Nicole Briguet & Lauren Grama

Edelman for Latham

latham@edelman.com

Media Contact:
Jeff Anzulewicz
jeffanzulewicz@lathampool.com

Latham Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Fiscal Quarter Ended
	April 2, 2022	April 3, 2021
Net sales	$191,614	$148,746
Cost of sales	120,960	96,306
Gross profit	70,654	52,440
Selling, general and administrative expense	45,225	27,172
Underwriting fees related to offering of common stock	11,437	—
Amortization	7,192	5,595
Income from operations	6,800	19,673
Other expense (income):
Interest expense	1,765	9,056
Loss on extinguishment of debt	3,465	—
Other (income) expense, net	(355)	(555)
Total other expense, net	4,875	8,501
Earnings from equity method investment	542	244
Income before income taxes	2,467	11,416
Income tax expense	5,307	2,883
Net (loss) income	$(2,840)	$8,533
Net (loss) income per share attributable to common stockholders:
Basic	$(0.02)	$0.08
Diluted	$(0.02)	$0.07
Weighted-average common shares outstanding – basic and diluted
Basic	113,698,513	109,069,310
Diluted	113,698,513	121,273,854

Latham Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	April 2,	December 31,
	2022	2021
Assets
Current assets:
Cash	$18,658	$43,952
Trade receivables, net	139,016	60,753
Inventories, net	140,067	109,556
Income tax receivable	4,065	4,039
Prepaid expenses and other current assets	11,578	10,766
Total current assets	313,384	229,066
Property and equipment, net	67,841	63,506
Equity method investment	23,904	23,362
Deferred tax assets	10,619	10,603
Operating lease right-of-use assets	33,310	—
Goodwill	129,592	128,871
Intangible assets, net	331,589	338,310
Other assets	4,612	765
Total assets	$914,851	$794,483
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$55,849	$37,998
Accounts payable – related party	900	850
Current maturities of long-term debt	3,250	17,220
Current operating lease liabilities	6,784	—
Accrued expenses and other current liabilities	57,261	59,097
Total current liabilities	124,044	115,165
Long-term debt, net of discount, debt issuance costs and current portion	320,891	263,188
Deferred income tax liabilities, net	56,343	56,343
Liability for uncertain tax positions	5,732	5,689
Non-current operating lease liabilities	27,031	—
Other long-term liabilities	714	453
Total liabilities	534,755	440,838
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized as of both April 2, 2022 and December 31, 2021; no shares issued and outstanding as of both April 2, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 900,000,000 shares authorized as of April 2, 2022 and December 31, 2021; 119,469,747 and 119,445,611 shares issued and outstanding, as of April 2, 2022 and December 31, 2021, respectively	12	12
Additional paid-in capital	430,208	401,846
Accumulated deficit	(51,714)	(48,583)
Accumulated other comprehensive income	1,590	370
Total stockholders’ equity	380,096	353,645
Total liabilities and stockholders’ equity	$914,851	$794,483

Latham Group, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Fiscal Quarter Ended
	April 2,	April 3,
	2022	2021
Cash flows from operating activities:
Net (loss) income	$(2,840)	$8,533
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	9,494	7,900
Amortization of deferred financing costs and debt discount	280	2,804
Stock-based compensation expense	16,925	1,464
Underwriting fees related to offering of common stock	11,437	—
Loss on extinguishment of debt	3,465	—
Other non-cash, net	373	1,433
Earnings from equity method investment	(542)	(244)
Distributions received from equity method investment	—	168
Changes in operating assets and liabilities:
Trade receivables	(78,947)	(60,963)
Inventories	(30,490)	(9,238)
Prepaid expenses and other current assets	(790)	119
Income tax receivable	(26)	(2,107)
Other assets	(328)	—
Accounts payable	17,494	8,642
Accrued expenses and other current liabilities	(3,234)	(4,103)
Other long-term liabilities	261	4,545
Net cash used in operating activities	(57,468)	(41,047)
Cash flows from investing activities:
Purchases of property and equipment	(6,666)	(4,608)
Net cash used in investing activities	(6,666)	(4,608)
Cash flows from financing activities:
Proceeds from long-term debt borrowings	320,125	172,813
Payments on long-term debt borrowings	(284,009)	(5,762)
Proceeds from borrowings on revolving credit facilities	20,000	16,000
Payments on revolving credit facilities	(10,000)	—
Deferred financing fees paid	(6,865)	(1,250)
Dividend to Class A unitholders	—	(110,033)
Proceeds from sale of common stock	257,663	—
Repurchase and retirement of common stock	(257,663)	(64,938)
Payments of initial public offering costs	—	(747)
Net cash provided by financing activities	39,251	6,083
Effect of exchange rate changes on cash	(411)	207
Net decrease in cash	(25,294)	(39,365)
Cash at beginning of period	43,952	59,310
Cash at end of period	$18,658	$19,945
Supplemental cash flow information:
Cash paid for interest	$1,628	$5,892
Income taxes paid, net	578	502
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$337	$1,144
Capitalized internal-use software included in accounts payable – related party	900	500
Deferred offering costs included in accounts payable and accrued expenses	—	2,896
Right-of-use operating assets obtained in exchange for lease liabilities	33,839	—
Increase in goodwill from measurement period adjustments related to business combinations	384	—

Latham Group, Inc.

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

(Non-GAAP Reconciliation)

(in thousands)

	Fiscal Quarter Ended
	April 2, 2022	April 3, 2021
Net (loss) income	$(2,840)	$8,533
Depreciation and amortization	9,494	7,900
Interest expense	1,765	9,056
Income tax (benefit) expense	5,307	2,883
Loss on sale and disposal of property and equipment	—	165
Restructuring charges(a)	13	371
Stock-based compensation(b)	16,925	1,464
Unrealized (gains) losses on foreign currency transactions(c)	(4)	(61)
Strategic initiative costs(d)	1,818	—
Acquisition and integration related costs(e)	257	68
Loss on extinguishment of debt (f)	3,465	—
Other(g)	325	264
Underwriting fees related to offering of common stock (h)	11,437	—
IPO Costs(i)	—	2,877
Adjusted EBITDA	$47,962	$33,520
Net sales	$191,614	$148,746
Net (loss) income margin	(1.5)%	5.7%
Adjusted EBITDA margin	25.0%	22.5%

(a) Represents severance and other costs for our executive management changes.

(b) Represents non-cash stock-based compensation expense.

(c) Represents unrealized foreign currency transaction (gains) and losses associated with our international subsidiaries.

(d) Represents fees paid to external consultants for our strategic initiatives.

(e) Represents acquisition and integration costs primarily related to the acquisition of Radiant, the equity investment in Premier Pools & Spas, as well as other costs related to potential transactions.

(f) Represents the loss on extinguishment of debt in connection with our refinancing.

(g) Other costs consist of other discrete items as determined by management, primarily including (i) fees paid to external advisors for various matters, (ii) non-cash adjustments to record the step-up in the fair value of inventory related to the acquisitions of GLI and Radiant, which are amortized through cost of sales in the condensed consolidated statements of operations, and (iii) other items.

(h) Represents underwriting fees related to our share offering which was completed in January 2022.

(i) These expenses are primarily composed of legal, accounting and professional fees incurred in connection with our initial public offering that are not capitalizable, which are included within selling, general and administrative expense.